Exhibit 99.2
Wheels Up Announces Gregory Summe to Join Board of Directors

Veteran Leader Brings Deep Strategic, Aviation, and Governance Experience to Boardroom

ATLANTA, August 8, 2024 — Wheels Up Experience Inc. (NYSE: UP) today announced that Gregory L. Summe, Managing Partner of Glen Capital Partners LLC, joined its Board of Directors, effective August 7.

Summe fills the unexpired term of David Adelman, who is stepping down to focus on other professional pursuits. Summe’s initial term as a Class II director will continue until the 2026 annual meeting of the Company’s stockholders. He will serve on the Audit and Compensation Committees of the Board.

“We are excited to welcome Greg Summe to our Board of Directors. He brings sharp strategic focus, decades of relevant experience, a successful track record as a public company CEO, and valuable insights as an investor and highly experienced corporate director,” said Adam Zirkin, Chairman of the Board. “I would also like to thank David Adelman for his years of invaluable service and unwavering dedication to the Wheels Up mission.”

Summe currently serves as the Managing Partner of Glen Capital, a role which he has held since 2013. Previously, Summe was the Managing Director and Vice Chair of Global Buyout at The Carlyle Group (“Carlyle”), a leading global private equity firm, from 2009 to 2014. At Carlyle, he was a member of the firm’s Operating Committee and responsible for the Buyout Funds in Financial Services, Infrastructure, Japan, the Middle East and Africa. Prior to joining Carlyle, he was the Chair and Chief Executive Officer of PerkinElmer Inc. (“PerkinElmer”), a global leader in health sciences, from 1998 to 2009. He also served as a senior advisor to Goldman Sachs Capital Partners, from 2008 to 2009. Prior to joining PerkinElmer, Summe held various leadership roles, including as President of General Aviation Avionics, President of the Aerospace Engines Group and President of the Automotive Products Group of AlliedSignal, now Honeywell International, General Manager of Commercial Motors at General Electric Company, and Partner with the global consulting firm McKinsey & Company, Inc.

Summe is a deeply experienced corporate director, having served on 11 public boards over the span of his 23 years as a corporate director, including in board and committee leadership roles, and has served on the Board of Directors of State Street Corporation (NYSE: STT) since 2001, NXP Semiconductors NV (NASDAQ: NXPI) since 2015, Avantor Inc. (NYSE: AVTR) since 2020, and Grail, Inc. (NASDAQ: GRAL) since 2024.

Summe received his Bachelor of Science and Master of Science degree in Electrical Engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration with distinction from the Wharton School at the University of Pennsylvania. He is also in the University of Kentucky’s Hall of Distinction.

About Wheels Up
Wheels Up is a leading provider of on-demand private aviation and one of the largest companies in the industry. Wheels Up offers a complete global aviation solution with a large and diverse fleet and a global network of safety-vetted charter operators, all backed by an uncompromising commitment to safety and service. Customers can access charter and membership programs, as well as unique commercial travel benefits through a one-of-a-kind, strategic partnership with Delta Air Lines. Wheels Up also offers cargo, safety and security solutions and managed services to individuals, industry, government and civil organizations.

Wheels Up is guided by the mission to deliver a premium solution for every customer journey. With the Wheels Up mobile app and website, members and customers have the digital convenience to search, book and fly.

For more information, please visit: wheelsup.com

Media Contact
press@wheelsup.com
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